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                                                                   Exhibit 10.43

                                                                  EXECUTION COPY

                            SHARED SERVICES AGREEMENT

     This Shared Services Agreement ("Agreement") is entered into as of June 1, 1999 by and between Mission Broadcasting of Wichita Falls, Inc., a Delaware corporation ("Mission"), and Nexstar Broadcasting of Wichita Falls, L.P. ("Nexstar"), a Delaware limited partnership. Mission and Nexstar are referred to collectively as the "Parties."

     WHEREAS, Mission owns and operates television broadcast stations KJTL(TV) and KJBO-LP, Wichita Falls, Texas ("KJTL/KJBO-LP"), and owns 100% of the stock of Mission Broadcasting of Wichita Falls License, Inc., the licensee of KJTL/KJBO-LP. Television station KFDX-TV, Wichita Falls, Texas ("KFDX") is licensed to Nexstar.

     WHEREAS, KJTL/KJBO-LP and KFDX are collectively referred to as the "Stations."

     NOW, THEREFORE, for their mutual benefit and in order to enhance the respective abilities of Nexstar and Mission to compete with other television and media outlets serving the Wichita Falls, Texas market, Nexstar and Mission agree as follows:

     1. SHARING ARRANGEMENTS GENERALLY. From time to time, Nexstar and Mission may agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of the Stations. Such sharing arrangements may take the form of joint or cooperative buying arrangements, or the performance of certain functions relating to the operation of one Station by employees of the owner and operator of the other Station (subject in all events to the supervision and control of personnel of the owner and operator of the Station to which such functions relate), or may be otherwise structured, and will be governed by terms and conditions upon which Nexstar and Mission may agree from time to time. Such sharing arrangements may include the co-location of the studio, non-managerial administrative and/or master control and technical facilities of the Stations and the sharing of grounds keeping, maintenance, security and other services relating to those facilities. In performing services under any such sharing arrangement (including those described in Section 4), personnel of one Party will be afforded access to, and have the right to utilize, without charge, assets and properties of the other Party to the extent necessary or desirable in the performance of such services.

     2. CERTAIN SERVICES NOT TO BE SHARED.

          (a) Senior Management Personnel. At all times, each Station will have personnel performing the typical functions of a general manager and a business manager. Such personnel will (i) be retained solely by the Party which owns and operates such Station and will report solely to such Party, and (ii) will have no involvement or responsibility in respect of the operation of the other Station.

          (b) Programming and Sales. Each Party will maintain for the Station owned and operated by it separate managerial and other personnel to carry out the selection and procurement of programming for such Station, and in no event will the Parties or the Stations share services, personnel, or information pertaining to such matters, except as set forth in Section 4(f)(i) below. In addition, the Parties contemplate entering into a joint sales agreement pursuant to which Nexstar will have the right to sell advertising and commercial time on the Station.

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     3. GENERAL PRINCIPLES GOVERNING SHARING ARRANGEMENTS. All arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission (the "FCC"), as in effect from time to time (the "FCC Rules and Regulations"), and all other applicable laws. The arrangements made pursuant to this Agreement will not be deemed to constitute "joint sales," "program services," "time brokerage," "local marketing," or similar arrangements or a partnership, joint venture, or agency relationship between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the Station owned and operated by the other Party.

     4. CERTAIN SPECIFIC SHARING ARRANGEMENTS. In furtherance of the general agreements set forth in Sections 1 through 3 above, Nexstar and Mission have agreed as follows with respect to the sharing of certain services:

          (a) Execution of Promotional Policies. Nexstar personnel will implement and execute the promotional policy developed by Nexstar personnel for KFDX from time to time. Subject to direction and control by Mission management personnel, Nexstar personnel will also implement and execute the promotional policy for KJTL/KJBO-LP. Such implementation and execution will include such tasks as graphic design, production and media placement and buying.

          (b) Continuity and Traffic Support. Nexstar personnel will carry out continuity and other tasks necessary to support management personnel and functions for KFDX. Subject to direction and control by management personnel of Mission, Nexstar personnel will also carry out continuity and such other tasks with respect to KJTL/KJBO-LP.

          (c) Master Control. Master control operators and related employees of Nexstar may carry out master control functions for KJTL/KJBO-LP subject to the direction and control of Mission.

          (d) Payable Support. Nexstar personnel will not engage in the payment of accounts payable of Mission arising under contracts for the license of programming run or to be run on KJTL/KJBO-LP, the payment of Mission's payroll with respect to KJTL/KJBO-LP, or other obligations of Mission incurred in the normal course of business.

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          (e) Transmission Facilities Maintenance. Nexstar personnel will maintain and repair (as needed) the transmission facilities of KFDX. Subject to direction and control by Mission management personnel, Nexstar personnel will also maintain and repair (as needed) the transmission facilities of KJTL/KJBO-LP.

          (f) Newscast Production.

              (i) Production and Delivery. Utilizing both KFDX management personnel and facilities, Nexstar may provide live-feed, fully-staffed and produced newscasts for broadcast on KJTL/KJBO-LP at such times as Mission may request from time to time by reasonable advance notice to Nexstar; provided that such newscasts will not comprise more than 15% (by duration) of the programming broadcast on KJTL/KJBO-LP during any broadcast day. Nexstar will be responsible for delivering such newscasts to KJTL/KJBO-LP's broadcast facilities. Mission shall make available to Nexstar (A) such space in the KJTL/KJBO-LP studio and facilities as may be reasonably necessary to produce such newscasts, (B) such non-management-level news personnel as may be necessary to produce such newscasts, and (C) such technical facilities of KJTL/KJBO-LP as may be necessary to produce such newscasts and to deliver such newscasts to KJTL/KJBO-LP's transmission facilities. Nexstar will use reasonable efforts to provide such newscasts that are of a quality appropriate to KJTL/KJBO-LP's market. Such newscasts will be produced exclusively for Mission for broadcast on KJTL/KJBO-LP, but may include non-exclusive videotape, graphics, news stories, field reports and other material. Mission personnel will determine the title and format of such newscasts, and such newscasts will have an "on-air appearance" as if they had been originated by Mission through KJTL/KJBO-LP.

              (ii) Commercial, Advertising and Promotional Spots. Mission will determine the amount of commercial advertising time and promotional time to be provided for during such newscasts. Subject to the Sales Agreement, Mission will have the exclusive right to sell commercial advertising time during such newscasts and will retain all revenue from the sale of such commercial advertising time.

              (iii) Editorial Control and Responsibility. Nexstar will use reasonable efforts to maintain a system of editorial review to ensure the accuracy, prior to broadcast, of all investigative reports and other stories prepared by Nexstar personnel and included in the newscasts which Nexstar provides to Mission. Nexstar will indemnify, defend and hold harmless Mission from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Mission as a result of the violation or breach of any third parties' rights, or of the FCC's Rules and Regulations, as a result of the provision of any news content provided by Nexstar or its employees in such newscasts. Mission will indemnify, defend and hold harmless Nexstar from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Nexstar as a result of the violation or breach of any third parties' rights, or of the FCC's Rules and Regulations, as a result of the provision of any content within such newscasts by Mission or its employees, or any variation by Mission or its employees of any content provided by Nexstar or its employees in

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such newscasts. Each Party will maintain the following types of insurance coverage for no less than the indicated amounts and will deliver to the other Party upon request a certificate of insurance showing the following: (A) comprehensive general liability insurance in an amount of $1,000,000; (B) worker's compensation and/or disability insurance; and (C) libel/defamation/First Amendment liability insurance, with a deductible of no more than $100,000, as to which coverage each Party will name the other party as an additional insured.

              (iv) FOX News Feeds. Subject to Nexstar, Mission and FOX Broadcasting Company entering into a news sharing agreement in form and substance agreeable to the parties thereto, Nexstar will be free to utilize, at its discretion, the FOX Network News feed footage in the newscasts it produces for Mission.

              (v) Operating Conditions Agreement. Nexstar and Mission will collaborate to create a newscast operating conditions agreement or procedural memo which will provide the basis for daily operations, contingencies, KJTL/KJBO-LP's access to breaking stories, procedures for editorial compliance with FCC Rules and Regulations (including quarterly programs/issues requirements), regularly scheduled operations, editorial and ratings reviews and guidelines for access by Mission personnel and KJTL/KJBO-LP customers to Nexstar's facilities.

          (g) Services Fee. In consideration for the services to be provided to KJTL/KJBO-LP by Nexstar personnel as described in Sections 4(a) through 4(f), Mission will pay to Nexstar the fee (the "Services Fee") described in this
Section 4(g).

              (i)   Base Amount. Subject to the remaining provisions of this
Section 4(g), the base amount of the Services Fee during any calendar year will be determined in accordance with Section 4(g)(iii), in the case of calendar year 1999, and will be 110% of the Services Fee during the preceding year (without regard to any deferral of the Services Fee for such preceding year pursuant to
Section 4(g)(ii)), in the case of each subsequent year.

              (ii) Deferral. Payment and accrual of the Services Fee in respect of any calendar year (or partial calendar year, in the case of the calendar years during which the sharing of services described in Section 4(a) through 4(f) commences and ceases) will be deferred to the extent that the amount of the Services Fee which otherwise would be payable for such period would exceed KJTL/KJBO-LP's Available Cash Flow (as that term is defined in Section 4(g)(iv)) for such period; provided that an amount equal to the amount so deferred in respect of any calendar year or partial calendar year will be added to the base amount of the Services Fee for the following calendar year or partial calendar year. In addition, upon a termination of this Agreement pursuant to clause (i) of Section 7, the entire amount of the Services Fee which has accrued and is unpaid as of the Cessation Date (as that term is defined in Section 7) will be waived.

              (iii) Payment Terms. The Services Fee will be payable monthly in equal installments during each calendar year from and after the month during which this Agreement is executed, and will be prorated on a daily basis for calendar year 1999 and the

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calendar year during which the sharing arrangements described in Sections 4(a)
through 4(f) are terminated. These monthly payments will be based upon Mission's good-faith estimate of the non-deferred amount of the Services Fee for each year or partial year (based on its good faith estimate of the Available Cash Flow for that year or partial year), consistent with the principle that such non-deferred amount of the Services Fee shall be equal to 90% of KJTL/KJBO-LP's Available Cash Flow for that year or partial year. At the conclusion of each calendar year, when the actual amount of KJTL/KJBO-LP's Available Cash Flow for that year or partial year is established, Nexstar will pay to Mission or Mission will pay to Nexstar, as the case may be, any additional amounts as may be necessary to give effect to any deferral of Services Fees pursuant to Section 4(g)(ii).

               (iv) Available Cash Flow Defined. For any period, KJTL/KJBO-LP's "Available Cash Flow" means Mission's broadcast cash flow in respect of KJTL/KJBO-LP for such period (determined without deduction for the Service Fee), reduced by the following, without duplication:

                    (A) the aggregate amount of all cash paid by Mission in respect of reasonable capital expenditures relating to KJTL/KJBO-LP during such period,

                    (B) the aggregate amount of all cash payments required to be made by Mission during such period in respect of the principal amount of, and interest on, indebtedness of Mission for borrowed money incurred in respect of KJTL/KJBO-LP, and

                    (C) the aggregate amount of all cash payments made by Mission during such period in respect of federal, state and local taxes, in each case to the extent not reflected in such broadcast cash flow for such period or any prior period, and increased or reduced as Mission and Nexstar may reasonably agree is appropriate in light of the reduction or increase in the non-cash net working capital of Mission in respect of KJTL/KJBO-LP during such period.

     5. FORCE MAJEURE. If a force majeure event such as a strike, labor dispute, fire, flood or other act of God, failure or delay of technical equipment, war, public disaster, or other reason beyond the cause or control of Nexstar or Mission prevents such Party or its personnel from performing tasks which it is required to perform under this Agreement during any period of time, then such failure will not be a breach of this Agreement and such Party will be excused from such performance during that time.

     6. UNENFORCEABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that if such invalidity or unenforceability should change the basic economic positions of the Parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or

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modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the Parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules and Regulations, while attempting to preserve the intent of the Parties as embodied in the provisions of this Agreement. The Parties agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing. If the Parties are unable to negotiate a mutually acceptable modified Agreement, then either party may terminate this Agreement upon written notice to the other. Upon such termination, Mission shall pay to Nexstar all accrued and unpaid Service Fees and each Party shall be relieved of any further obligations, one to the other.

     7. TERM OF SHARING ARRANGEMENTS. The term of this Agreement shall commence on the date of execution of this Agreement. The initial term of this Agreement is ten (10) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended for an additional ten (10) year term. Either Party may terminate this Agreement at the end of the initial ten year term by six months prior written notice to the other. Notwithstanding the foregoing, the sharing arrangements contemplated by this Agreement will terminate (i) upon the consummation of the purchase and sale of assets of Mission relating to KJTL/KJBO-LP by Nexstar, or an assignee of Nexstar, under the terms of a certain Option Agreement (the "Option Agreement") entered into by Mission and an affiliate of Nexstar (the "Optionee"), or (ii) at Nexstar's option, if the assets of Mission relating to KJTL/KJBO-LP are sold to a party other than Optionee (in either case, the date upon which such purchase and sale is consummated being the "Cessation Date"). Except as provided in Section 4(g)(ii), no termination of this Agreement, whether pursuant to this Section 7 or otherwise, will affect Mission's duty to pay any Services Fee accrued, or to reimburse any cost or expense incurred, prior to the effective date of that termination.

     8. AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.

     9. NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to Nexstar or Mission will, unless another address is specified in writing, be sent to the address indicated below:

        To Mission:   David S. Smith
                      806 S. Cassingham Road
                      Bexley, OH  43209

        With a copy (which shall not constitute notice) to:

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                      Howard M. Liberman, Esq.
                      Arter & Hadden LLP
                      1801 K Street, NW
                      Suite 400K
                      Washington, DC  20006



         To Nexstar:

                      Nexstar Broadcasting of Wichita Falls, L.P.
                      P.O. Box 4888
                      Wichita Falls, TX  76308
                      Attention: Julie Pruett, Vice President/General Manager

         With a copy (which shall not constitute notice) to:

                      Nexstar Broadcasting of Wichita Falls, L.P.
                      200 Abington Executive Park, Suite 201
                      Clarks Summit, PA  18411
                      Attention:  Perry Sook, President

                              and

                      John L. Kuehn, Esq.
                      Kirkland & Ellis
                      Citicorp Center
                      153 East 53rd Street
                      New York, NY  10022-4675


     10. ASSIGNMENT; BINDING AGREEMENT. Neither party may assign its rights and obligations, either in whole or in part, without the prior written consent of the other; however, such consent shall not be unreasonably withheld. The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their permitted successors and assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     11. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if

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drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     12. CAPTIONS. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     13. AUTHORITY; ENTIRE AGREEMENT. Both Mission and Nexstar represent that they are legally qualified and able to enter into this Agreement. This Agreement and the Option Agreement embody the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are not other agreements, representations, or understandings, oral or written, between them with respect thereto.

     14. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

     15. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     16. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

     17. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

     18. OTHER DEFINITIONAL PROVISIONS. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified. Each defined term used in

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this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

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                                SIGNATURE PAGE TO
                            SHARED SERVICES AGREEMENT

     IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

                             MISSION BROADCASTING OF WICHITA FALLS, INC.

                             By:  /s/ David S. Smith
                                  -----------------------
                                  Name:   David S. Smith
                                  Title:  President

                             NEXSTAR BROADCASTING OF WICHITA FALLS, L.P.

                             By: NEXSTAR BROADCASTING OF WICHITA FALLS GP, INC., its general partner


                                  By:  /s/  Perry A. Sook
                                       -------------------
                                       Name:   Perry A. Sook
                                       Title:  President